Exhibit 99.1

news release

CONTACT:
Patrick C. Lee
(859) 392-3444

OMNICARE REPORTS SECOND-QUARTER 2010 RESULTS

COVINGTON, Ky., August 5, 2010 – Omnicare, Inc. (NYSE:OCR), one of the nation's leading providers of pharmaceutical care for the elderly, reported today financial results for its second quarter ended June 30, 2010.

Financial results from continuing operations for the quarter ended June 30, 2010 under U.S. Generally Accepted Accounting Principles (“GAAP”), including restructuring and related charges, the impact of certain accounting rules and other special items described below, as compared with the same prior-year period, were as follows:

•	Earnings per diluted share were 18 cents versus 36 cents
•	Income from continuing operations was $21.4 million as compared with $42.0 million
•	Sales were $1,519.1 million as compared with $1,540.5 million

Results for both the second quarter of 2010 and 2009 include the impact of special items and accounting changes (described below) totaling $54.0 million pretax and $45.8 million pretax, respectively.  Adjusting for these special items and accounting changes, results from continuing operations for the quarters ended June 30, 2010 and 2009, respectively, were as follows:

•	Adjusted earnings per diluted share were 48 cents versus 64 cents
•	Adjusted income from continuing operations was $56.8 million as compared with $74.8 million
•	Sales were $1,519.1 million as compared with $1,540.5 million

“The quarter’s results were impacted by a marked deceleration in prescription volumes within our institutional pharmacy business as a result of lower occupancy rates within our customer facilities in certain areas, reduced utilization trends and a lower number of beds served.  The reduced volumes also affected our ability to leverage our scale effectively through our drug purchasing contracts and operating infrastructure,” said John L. Workman, Omnicare’s Executive Vice President and Chief Financial Officer.  “We are committed to devising strategies for growing our customer base more effectively, which we believe can increase prescription volumes irrespective of soft utilization and facility census trends.”

Financial Position

Cash flow from continuing operations for the quarter ended June 30, 2010 was $35.3 million versus $141.5 million in the comparable prior-year quarter.  Included in the second quarter of 2010 was a payment of $37.9 million on a previously disclosed settlement of $98 million (plus interest) reached in November 2009, as well as $7.3 million of tender premium relating to the early redemption of the Company’s 6.75% notes.

Earnings before interest, income taxes, depreciation and amortization (EBITDA) from continuing operations for the second quarter of 2010, including the special items and accounting changes discussed below, was $106.8 million versus $137.0 million in the second quarter of 2009.  Excluding the special items and accounting changes, adjusted EBITDA from continuing operations in the 2010 second quarter was $142.6 million versus $174.4 million in the 2009 second quarter.

During the second quarter of 2010, the Company completed a series of previously announced capital restructuring initiatives, including the following:

•
Public offering of $400 million aggregate principal amount of 7.75% Senior Subordinated Notes due 2020, and concurrent entrance into interest rate swap agreements relating to these Senior Subordinated Notes

•	Repurchase of approximately $217 million aggregate principal amount of its $225 million outstanding 6.75% Senior Subordinated Notes due 2013
•	Completion of a new $400 million revolving credit facility
•	Full extinguishment of the $50 million remaining on its senior term A loan
•	Authorization of a new $200 million share repurchase program

The Company concluded the second quarter of 2010 with no borrowings outstanding on its revolving credit facility and $397.8 million in cash on its balance sheet.  Omnicare’s total debt to total capital at June 30, 2010 was 36.0%, down approximately 120 basis points from 37.2% at June 30, 2009.

With respect to its new share repurchase program, the Company repurchased a total of 2.0 million shares of stock during the quarter for an aggregate amount of $49.1 million.  Following the share repurchase activity during the quarter, Omnicare has $150.9 million remaining under its current authorization.

To facilitate comparisons and to enhance the understanding of core operating performance, the discussion which follows includes financial measures that are adjusted from the comparable amount under GAAP to exclude the impact of the special items and accounting changes described elsewhere herein, and to present results on a continuing operations basis.  For a detailed presentation of reconciling items and related definitions and components, please refer to the attached schedules or to reconciliation schedules posted on the Company’s Web site at www.omnicare.com.

Pharmacy Services Business

Omnicare's pharmacy services business generated sales of $1,491.8 million for the second quarter of 2010 as compared with sales of $1,499.7 million reported in the second quarter of 2009.  Adjusted operating profit in this business was $142.8 million in the 2010 second quarter as compared with the $165.9 million earned in the same 2009 quarter.

During the second quarter of 2010, the Company dispensed 29,762,000 prescriptions, or 3.8% fewer than the 30,950,000 prescriptions dispensed during the same period last year. On a sequential basis, prescriptions declined 1.5% notwithstanding the benefit of one additional day in the second quarter of 2010.  Adjusting for the extra day, prescription volume was 2.6% lower on a sequential basis.

At June 30, 2010, Omnicare served long-term care facilities as well as chronic care and other settings comprising approximately 1,353,000 beds, which includes approximately 79,000 patients served under the patient assistance programs of its specialty pharmacy services business.  The comparable number at March 31, 2010 was 1,370,000 beds served (including approximately 74,000 patients served under the patient assistance programs of the specialty pharmacy services business).  The comparable number at June 30, 2009 was 1,384,000 beds (including approximately 59,000 patients served under the patient assistance programs of the specialty pharmacy services business).

During July 2010, Omnicare reached agreements to acquire institutional pharmacy businesses totaling in excess of 30,000 long-term care facility beds.  These transactions are subject to regulatory and/or other customary approvals, and the Company expects to have these transactions completed by the end of the third quarter of 2010.

Revenues in the pharmacy services business for the second quarter of 2010 were lower than the 2009 second quarter owing largely to the impact of the increased availability and utilization of generic drugs, lower prescription volumes largely due to a reduction in occupancy rates at certain customer facilities, reduced utilization trends and a lower net number of beds served, along with a shift in mix toward assisted living which typically has lower penetration rates, and reductions in reimbursement coupled with competitive pricing issues.  These factors were partially offset by the effects of drug price inflation and growth in the Company’s specialty pharmacy businesses.

The lower year-over-year operating profit in the second quarter was due largely to the adverse effects of the reduced prescription volumes on the Company’s drug purchasing and operational efficiencies and reductions in reimbursement and competitive pricing issues.  These factors were partially offset by greater utilization of higher margin generic drugs, drug price inflation, and the benefits of other cost reduction and productivity improvement initiatives, including the Omnicare Full Potential Plan.

CRO Business

The Company's contract research business (“CRO”) generated revenues of $27.4 million on a GAAP basis for the second quarter of 2010 as compared with the $40.8 million in revenues generated in the same prior-year quarter.  Included in the 2010 and 2009 periods were reimbursable out-of-pocket expenses totaling $3.3 million and $5.2 million, respectively.  Excluding these reimbursable out-of-pocket expenses, adjusted revenues were $24.0 million for the 2010 second quarter as compared with $35.6 million for the same prior-year period.  The CRO business generated an adjusted operating loss for the 2010 second quarter of $(1.7) million versus an adjusted operating profit of $1.6 million in the same prior-year period.  Backlog at June 30, 2010 was $139.8 million.

Six Months Results

Financial results from continuing operations for the six months ended June 30, 2010, as compared with the same prior-year period, including the impact of special items and accounting changes described below were as follows:

•	Earnings per diluted share from continuing operations were 64 cents versus 63 cents
•	Income from continuing operations was $75.7 million as compared with $74.2 million
•	Sales were $3,043.4 million as compared with $3,082.6 million

Results for both the first half of 2010 and 2009 include the impact of special items and accounting changes (which are described later herein) of $76.5 million pretax and $105.8 million pretax, respectively.  Adjusting for these special items, results for the six months ended June 30, 2010, as compared with the same prior-year period, were as follows:

•	Adjusted earnings per diluted share from continuing operations were $1.06 versus $1.29
•	Adjusted income from continuing operations was $125.3 million as compared with $150.8 million
•	Adjusted sales were $3,043.4 million as compared with $3,082.6 million

EBITDA from continuing operations for the first six months of 2010, including the impact of special items and accounting changes, was $256.6 million versus $263.2 million in the comparable prior-year period.  Excluding the special items, adjusted EBITDA from continuing operations in the first half of 2010 was $306.3 million as compared with $352.1 million in the first half of 2009.

Operating cash flow from continuing operations for the first half of 2010 totaled $153.1 million, which includes the aforementioned $37.9 million settlement payment and $7.3 million tender premium.  Operating cash flow from continuing operations during the same period in 2009 was $262.3 million.

Special Items and Accounting Changes

As noted above, the results for the second quarter of 2010 and 2009 include the impact of special items and accounting changes totaling approximately $54.0 million pretax ($35.4 million aftertax, or approximately 30 cents per diluted share) and $45.8 million pretax ($32.8 million aftertax, or approximately 28 cents per diluted share), respectively.

Results for the first half of 2010 and 2009 include special items totaling $76.5 million pretax ($49.6 million aftertax, or approximately 42 cents per diluted share) and $105.8 million pretax ($76.6 million aftertax, or approximately 65 cents per diluted share), respectively.

The special items and accounting change impacts have been described in further detail in the “Footnotes to Financial Information” section elsewhere herein.

Outlook

In light of recent trends in Omnicare’s prescription volumes as well as continued weakness in its CRO business, the Company now expects its adjusted diluted earnings per share to be in the range of $2.00 to $2.10 (excluding special items) for the full-year 2010.  Operating cash flow for 2010 is expected to be in the range of $400 to $450 million (excluding legal settlements and tender premium payments).

“While we are disappointed to be lowering our full-year 2010 guidance, we are looking at a variety of strategies to restore profitable top-line growth,” commented James D. Shelton, Omnicare’s Interim President and Chief Executive Officer.  “We believe Omnicare has an attractive platform with its unique market position and strong cash flow characteristics.  We expect to utilize these strengths in a manner that is aligned with our commitment to enhance shareholder value.”

Webcast Today

Omnicare will hold a conference call to discuss second-quarter results today, Thursday, August 5, at 11:00 a.m. ET.  The conference call will be webcast live at Omnicare's Web site at www.omnicare.com by clicking on "Investors" and then on "Conference Calls," and will be accessible by telephone at the following numbers:

Calling from the United States or Canada: 888-634-8522
Calling from other countries: 706-634-6522
Reference: Omnicare

An online replay will be available at www.omnicare.com beginning approximately two hours after the completion of the live call and will remain available for 14 days.

Omnicare, Inc. (NYSE:OCR), a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly.  Omnicare serves residents in long-term care facilities, chronic care and other settings comprising approximately 1.4 million beds in 47 states, the District of Columbia and Canada.  Omnicare is the largest U.S. provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers as well as for hospice patients in homecare and other settings.  Omnicare's pharmacy services also include distribution and patient assistance services for specialty pharmaceuticals.  Omnicare offers clinical research services for the pharmaceutical and biotechnology industries in 32 countries worldwide.  For more information, visit the company's Web site at www.omnicare.com.

Forward-Looking Statements

In addition to historical information, this press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact.  Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated.  The most significant of these risks and uncertainties are described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to:  overall economic, financial, political and business conditions; trends in the long-term healthcare, pharmaceutical and contract research industries; the ability to attract new clients and service contracts and retain existing clients and service contracts; the ability to consummate pending acquisitions; trends for the continued growth of the Company’s businesses; trends in drug pricing; delays and reductions in reimbursement by the government and other payors to customers and to the Company; the overall financial condition of the Company’s customers and the ability of the Company to assess and react to such financial condition of its customers; the ability of vendors and business partners to continue to provide products and services to the Company; the continued successful integration of acquired companies; the continued availability of suitable acquisition candidates; the ability to attract and retain needed management; competition for qualified staff in the healthcare industry; variations in demand for the Company’s products and services; variations in costs or expenses; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the ability of clinical research projects to produce revenues in future periods; the potential impact of legislation, government regulations, and other government action and/or executive orders, including those relating to Medicare Part D, including its implementing regulations and any subregulatory guidance, reimbursement and drug pricing policies and changes in the interpretation and application of such policies, including changes in the calculation of average wholesale price; government budgetary pressures and shifting priorities; federal and state budget shortfalls; efforts by payors to control costs; changes to or termination of the Company’s contracts with Medicare Part D plan sponsors or to the proportion of the Company’s Part D business covered by specific contracts; the outcome of litigation; potential liability for losses not covered by, or in excess of, insurance; the impact of differences in actuarial assumptions and estimates as compared to eventual outcomes; events or circumstances which result in an impairment of assets, including but not limited to, goodwill and identifiable intangible assets; the final outcome of divestiture activities; market conditions; the outcome of audit, compliance, administrative, regulatory or investigatory reviews; volatility in the market for the Company’s stock and in the financial markets generally; access to adequate capital and financing; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; changes in tax laws and regulations; changes in accounting rules and standards; and costs to comply with the Company’s Corporate Integrity Agreements.  Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events

###

Omnicare, Inc. • 100 East RiverCenter Boulevard • Covington, Kentucky 41011 • 859/392-3300 • 859/392-3360 Fax

Omnicare, Inc. and Subsidiary Companies
Summary Consolidated Statements of Income, GAAP Basis
(000s, except per share amounts)
Unaudited

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009
	(a)(b)(d)	(a)(b)(d)	(a)(b)(d)	(a)(b)(e)	(a)(b)(e)

Net sales	$1,519,121	$1,524,234	$1,540,507	$3,043,355	$3,082,612
Cost of sales	1,182,864	1,171,904	1,168,778	2,354,768	2,320,546
Repack matters	466	443	815	909	1,917
Gross profit	335,791	351,887	370,914	687,678	760,149
Selling, general and administrative
expenses	198,521	195,173	203,491	393,694	419,624
Provision for doubtful accounts	21,012	22,025	22,710	43,037	47,981
Restructuring and other related charges	5,480	7,039	5,883	12,519	12,800
Litigation and other related charges	29,361	5,506	28,357	34,867	70,022
Repack matters	221	750	381	971	1,272
Acquisition and other related costs	(164)	227	2,011	63	2,850
Operating income	81,360	121,167	108,081	202,527	205,600
Investment income	1,105	1,664	1,032	2,769	3,439
Interest expense	(39,712)	(28,608)	(29,775)	(68,320)	(61,062)
Amortization of discount on convertible notes	(7,473)	(7,331)	(6,927)	(14,804)	(13,724)
Income from continuing operations before income taxes	35,280	86,892	72,411	122,172	134,253
Income tax expense	13,879	32,592	30,417	46,471	60,031
Income from continuing operations	21,401	54,300	41,994	75,701	74,222
Loss from discontinued operations (a)	(9,802)	(3,448)	(13,275)	(13,250)	(14,609)
Net income	$11,599	$50,852	$28,719	$62,451	$59,613

Earnings (loss) per common share - Basic:(c)
Continuing operations	$0.18	$0.46	$0.36	$0.64	$0.64
Discontinued operations (a)	(0.08)	(0.03)	(0.11)	(0.11)	(0.13)
Net income	$0.10	$0.43	$0.25	$0.53	$0.51

Earnings (loss) per common share - Diluted:(c)
Continuing operations	$0.18	$0.46	$0.36	$0.64	$0.63
Discontinued operations (a)	(0.08)	(0.03)	(0.11)	(0.11)	(0.12)
Net income	$0.10	$0.43	$0.24	$0.53	$0.51

Weighted average number of common
shares outstanding:
Basic	117,434	117,763	116,852	117,598	116,652
Diluted	118,116	118,455	117,640	118,285	117,490

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Summary Segment Financial Data, Non-GAAP Basis (f)
Excluding Reimbursable Out-of-Pockets and Special Items
(000's)
Unaudited

			Corporate
	Pharmacy	CRO	and		Consolidated
	Services (a)	Services	Consolidating		Totals (a)
Three months ended June 30, 2010 (a):

Adjusted net sales	$1,491,771	$24,040 (g)	$-		$1,515,811 (g)

Adjusted operating income (loss)/(expense) from continuing operations (h)	$142,834	$(1,725)	$(22,646)		$118,463
Depreciation and amortization expense	18,773	457	13,696		32,926
Amortization of discount on convertible notes	-	-	(7,473)	(m)	(7,473)
Incremental share-based payment amortization expense	-	-	(1,293)	(n)	(1,293)
Adjusted earnings before interest, income taxes, depreciation
and amortization ("EBITDA") from continuing operations (h)(i)	$161,607	$(1,268)	$(17,716)		$142,623

Three months ended March 31, 2010 (a):

Adjusted net sales	$1,494,491	$25,840 (g)	$-		$1,520,331 (g)

Adjusted operating income (loss)/(expense) from continuing operations (h)	$160,094	$(1,728)	$(21,951)		$136,415
Depreciation and amortization expense	19,457	470	15,981		35,908
Amortization of discount on convertible notes	-	-	(7,331)	(m)	(7,331)
Incremental share-based payment amortization expense	-	-	(1,283)	(n)	(1,283)

Adjusted EBITDA from continuing operations (h)(i)	$179,551	$(1,258)	$(14,584)		$163,709

Three months ended June 30, 2009 (a):

Adjusted net sales	$1,499,704	$35,647 (g)	$-		$1,535,351 (g)

Adjusted operating income (expense) from continuing operations (h)	$165,882	$1,620	$(20,535)		$146,967
Depreciation and amortization expense	21,385	469	13,983		35,837
Amortization of discount on convertible notes	-	-	(6,927)	(m)	(6,927)
Incremental share-based payment amortization expense	-	-	(1,439)	(n)	(1,439)

	$187,267	$2,089	$(14,918)		$174,438

Six months ended June 30, 2010 (a):

Adjusted net sales	$2,986,262	$49,880 (g)	$-		$3,036,142 (g)

Adjusted operating income (loss)/(expense) from continuing operations (h)	$302,928	$(3,453)	$(44,597)		$254,878
Depreciation and amortization expense	38,230	927	29,677		68,834
Amortization of discount on convertible notes	-	-	(14,804)	(m)	(14,804)
Incremental share-based payment amortization expense	-	-	(2,576)	(n)	(2,576)

Adjusted EBITDA from continuing operations (h)(i)	$341,158	$(2,526)	$(32,300)		$306,332

Six months ended June 30, 2009 (a):

Adjusted net sales	$2,997,066	$74,603 (g)	$-		$3,071,669 (g)

Adjusted operating income (expense) from continuing operations (h)	$337,559	$4,664	$(44,579)		$297,644
Depreciation and amortization expense	42,227	943	28,183		71,353
Amortization of discount on convertible notes	-	-	(13,724)	(m)	(13,724)
Incremental share-based payment amortization expense	-	-	(3,183)	(n)	(3,183)

Adjusted EBITDA from continuing operations (h)(i)	$379,786	$5,607	$(33,303)		$352,090

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Condensed Consolidated Balance Sheets, GAAP Basis
(000's)
Unaudited
	June 30,	December 31,
	2010 (a)	2009 (a)
ASSETS
Current assets:
Cash and cash equivalents	$394,911	$275,709
Restricted cash	2,936	15,264
Accounts receivable, net	1,162,536	1,208,595
Unbilled receivables, CRO	18,687	21,868
Inventories	361,182	368,477
Deferred income tax benefits	123,363	113,575
Other current assets	219,706	197,492
Current assets of discontinued operations	9,969	18,627
Total current assets	2,293,290	2,219,607
Properties and equipment, net	205,102	208,969
Goodwill	4,280,260	4,273,695
Identifiable intangible assets, net	279,664	297,153
Other noncurrent assets	310,835	278,821
Noncurrent assets of discontinued operations	36,197	45,859
Total noncurrent assets	5,112,058	5,104,497
Total assets	$7,405,348	$7,324,104

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$219,470	$256,886
Accrued employee compensation	31,015	43,688
Deferred revenue, CRO	15,625	11,226
Current debt	2,485	127,071
Other current liabilities	164,175	173,972
Current liabilities of discontinued operations	5,908	7,206
Total current liabilities	438,678	620,049
Long-term debt, notes and convertible debentures (j)	2,187,378	1,980,239
Deferred income tax liabilities	603,374	571,622
Other noncurrent liabilities	285,484	276,201
Total noncurrent liabilities	3,076,236	2,828,062
Total liabilities	3,514,914	3,448,111
Stockholders' equity (k)	3,890,434	3,875,993
Total liabilities and stockholders' equity	$7,405,348	$7,324,104

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Condensed Consolidated Statement of Cash Flows, GAAP Basis
(000's)
Unaudited

	Three months ended	Six months ended
	June 30, 2010 (a)	June 30, 2010 (a)
Cash flows from operating activities:
Net income	$11,599	$62,451
Loss from discontinued operations	9,802	13,250
Adjustments to reconcile net income to net cash
flows from operating activities:
Depreciation expense	11,824	23,583
Amortization expense	21,102	45,251
Write-off of debt issuance costs	2,060	2,060
Tender premium	(7,323)	(7,323)
Changes in assets and liabilities, net of effects
from acquisition and divestiture of businesses	(13,733)	13,868
Net cash flows from operating activities of continuing operations	35,331	153,140
Net cash flows from operating activities of discontinued operations	229	437
Net cash flows from operating activities	35,560	153,577

Cash flows from investing activities:
Acquisition of businesses, net of cash received	(3,153)	(11,855)
Capital expenditures	(6,163)	(11,678)
Transfer of cash to trusts for employee health and
severance costs, net of payments out of the trust	261	11,256
Disbursements for loans and investments	(1,150)	(2,350)
Other	65	1,072
Net cash flows used in investing activities of continuing operations	(10,140)	(13,555)
Net cash flows used in investing activities of discontinued operations	(22)	(45)
Net cash flows used in investing activities	(10,162)	(13,600)

Cash flows from financing activities:
Proceeds from long-term borrowings and obligations (j)	400,000	400,000
Payments on revolving credit facility, term A loan and long-term
borrowings and obligations (j)	(267,794)	(343,478)
Fees paid for financing arrangements	(17,028)	(17,028)
(Decrease) increase in cash overdraft balance	(4,795)	3,127
Payments for Omnicare common stock repurchases (k)	(49,154)	(49,154)
Payments for stock awards and exercise of
stock options, net of stock tendered in payment	(2,571)	(5,241)
Excess tax benefits from stock-based compensation	331	432
Dividends paid	(2,655)	(5,343)
Net cash flows from (used in) financing activities of continuing operations	56,334	(16,685)
Net cash flows from (used in) financing activities of discontinued operations	-	-
Net cash flows from (used in) financing activities	56,334	(16,685)

Effect of exchange rate changes on cash	(1,826)	(3,698)

Net increase in cash and cash equivalents	79,906	119,594
Less increase in cash and cash equivalents of discontinued operations	207	392
Increase in cash and cash equivalents of continuing operations	79,699	119,202
Cash and cash equivalents at beginning of period	315,212	275,709
Cash and cash equivalents at end of period	$394,911	$394,911

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (f)
(000s, except per share amounts)
Unaudited

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010 (a)	2010 (a)	2009 (a)	2010 (a)	2009 (a)
Adjusted net sales:
Net sales (b)	$1,519,121	$1,524,234	$1,540,507	$3,043,355	$3,082,612
Reimbursable out-of-pockets (b)	(3,310)	(3,903)	(5,156)	(7,213)	(10,943)
Adjusted net sales, excluding reimbursable out-of-pockets (g)	$1,515,811	$1,520,331	$1,535,351	$3,036,142	$3,071,669
Adjusted gross profit:
Gross profit	$335,791	$351,887	$370,914	$687,678	$760,149
Special items (h)	466	443	815	909	1,917
Adjusted gross profit (h)	$336,257	$352,330	$371,729	$688,587	$762,066
Adjusted operating income (earnings
before interest and income taxes, "EBIT"):
EBIT	$81,360	$121,167	$108,081	$202,527	$205,600
Special items (h)	37,103	15,248	38,886	52,351	92,044
Adjusted EBIT (h)	$118,463	$136,415	$146,967	$254,878	$297,644
Adjusted income from continuing operations before income taxes:
Income from continuing operations before income taxes	$35,280	$86,892	$72,411	$122,172	$134,253
Special items (h)	53,960	22,579	45,813	76,539	105,768
Adjusted income from continuing operations before income taxes (h)	$89,240	$109,471	$118,224	$198,711	$240,021
Adjusted income, net of taxes:
Income from continuing operations	$21,401	$54,300	$41,994	$75,701	$74,222
Special items, net of taxes (h)	35,368	14,200	32,789	49,568	76,626
Adjusted income from continuing operations (h)	56,769	68,500	74,783	125,269	150,848
Loss from discontinued operations (a)	(9,802)	(3,448)	(13,275)	(13,250)	(14,609)
Adjusted net income (h)	$46,967	$65,052	$61,508	$112,019	$136,239

Adjusted earnings per share ("EPS"): (c)
Basic earnings per share from continuing operations	$0.18	$0.46	$0.36	$0.64	$0.64
Special items, net of taxes (h)	0.30	0.12	0.28	0.42	0.66
Adjusted basic earnings per share from continuing operations (h)	$0.48	$0.58	$0.64	$1.07	$1.29
Basic earnings per share from discontinued operations	(0.08)	(0.03)	(0.11)	(0.11)	(0.13)
Adjusted basic earnings per share (h)	$0.40	$0.55	$0.53	$0.95	$1.17
Diluted earnings per share from continuing operations	$0.18	$0.46	$0.36	$0.64	$0.63
Special items, net of taxes (h)	0.30	0.12	0.28	0.42	0.65
Adjusted diluted earnings per share from continuing operations (h)	$0.48	$0.58	$0.64	$1.06	$1.29
Diluted earnings per share from discontinued operations	(0.08)	(0.03)	(0.11)	(0.11)	(0.12)
Adjusted diluted earnings per share (h)	$0.40	$0.55	$0.52	$0.95	$1.16

Adjusted earnings before interest, income taxes, depreciation and amortization ("EBITDA") from continuing operations: (i)
EBIT from continuing operations	$81,360	$121,167	$108,081	$202,527	$205,600
Depreciation and amortization expense	32,926	35,908	35,837	68,834	71,353
Amortization of discount on convertible notes (m)	(7,473)	(7,331)	(6,927)	(14,804)	(13,724)
EBITDA from continuing operations (i)	106,813	149,744	136,991	256,557	263,229
Special items (h)	37,103	15,248	38,886	52,351	92,044
Incremental share-based payment amortization expense (n)	(1,293)	(1,283)	(1,439)	(2,576)	(3,183)
Adjusted EBITDA from continuing operations (h)(i)	$142,623	$163,709	$174,438	$306,332	$352,090

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (f)
(000's)
Unaudited

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010 (a)	2010 (a)	2009 (a)	2010 (a)	2009 (a)

EBITDA from continuing operations to net cash flows from operating activities:
EBITDA from continuing operations (i)	$106,813	$149,744	$136,991	$256,557	$263,229
(Subtract)/Add:
Interest expense, net of investment income	(38,607)	(26,944)	(28,743)	(65,551)	(57,623)
Income tax provision	(13,879)	(32,592)	(30,417)	(46,471)	(60,031)
Write-off of debt issuance costs	2,060	-	-	2,060	-
Tender premium	(7,323)	-	-	(7,323)	-
Changes in assets and liabilities, net of effects from
acquisition and divestiture of businesses	(13,733)	27,601	63,672	13,868	116,705
Net cash flows from operating activities of continuing operations	35,331	117,809	141,503	153,140	262,280
Net cash flows from operating activities of discontinued operations	229	208	521	437	662
Net cash flows from operating activities	$35,560	$118,017	$142,024	$153,577	$262,942

Free cash flow from continuing operations: (l)
Net cash flows from operating activities of continuing operations	$35,331	$117,809	$141,503	$153,140	$262,280
Capital expenditures	(6,163)	(5,515)	(6,718)	(11,678)	(15,315)
Dividends	(2,655)	(2,688)	(2,679)	(5,343)	(5,352)
Free cash flow from continuing operations (l)	$26,513	$109,606	$132,106	$136,119	$241,613

Segment Reconciliations - Pharmacy Services:
Adjusted EBIT - Pharmacy Services:
EBIT from continuing operations	$110,318	$151,241	$129,557	$261,559	$250,739
Special items (h)	32,516	8,853	36,325	41,369	86,820
Adjusted EBIT from continuing operations - Pharmacy Services (h)	$142,834	$160,094	$165,882	$302,928	$337,559
Adjusted EBITDA - Pharmacy Services: (i)
EBITDA from continuing operations (i)	$129,091	$170,698	$150,942	$299,789	$292,966
Special items (h)	32,516	8,853	36,325	41,369	86,820
Adjusted EBITDA from continuing operations - Pharmacy Services (h)(i)	$161,607	$179,551	$187,267	$341,158	$379,786

Segment Reconciliations - Corporate and Consolidating:
Adjusted EBIT - Corporate and Consolidating:
EBIT	$(25,242)	$(24,812)	$(22,443)	$(50,054)	$(49,098)
Special items (h)	2,596	2,861	1,908	5,457	4,519
Adjusted EBIT - Corporate and Consolidating (h)	$(22,646)	$(21,951)	$(20,535)	$(44,597)	$(44,579)
Adjusted EBITDA - Corporate and Consolidating: (i)
EBITDA (i)	$(19,019)	$(16,162)	$(15,387)	$(35,181)	$(34,639)
Special items (h)	1,303	1,578	469	2,881	1,336
Adjusted EBITDA - Corporate and Consolidating (h)(i)	$(17,716)	$(14,584)	$(14,918)	$(32,300)	$(33,303)

Segment Reconciliations - CRO Services:
Adjusted net sales - CRO Services:
Net sales (b)	$27,350	$29,743	$40,803	$57,093	$85,546
Reimbursable out-of-pockets (b)	(3,310)	(3,903)	(5,156)	(7,213)	(10,943)
Adjusted net sales - CRO Services (g)	$24,040	$25,840	$35,647	$49,880	$74,603
Adjusted EBIT - CRO Services:
EBIT	$(3,716)	$(5,262)	$967	$(8,978)	$3,959
Special items (h)	1,991	3,534	653	5,525	705
Adjusted EBIT - CRO Services (h)	$(1,725)	$(1,728)	$1,620	$(3,453)	$4,664
Adjusted EBITDA - CRO Services: (i)
EBITDA (i)	$(3,259)	$(4,792)	$1,436	$(8,051)	$4,902
Special items (h)	1,991	3,534	653	5,525	705
Adjusted EBITDA - CRO Services (h)(i)	$(1,268)	$(1,258)	$2,089	$(2,526)	$5,607

DEFINITIONS:
GAAP: Amounts that conform with U.S. Generally Accepted Accounting Principles ("GAAP").
Non-GAAP: Amounts that do not conform with U.S. GAAP.

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

(a)
In mid-2009, the Company commenced activities to divest certain home healthcare and related ancillary businesses (“the disposal group”) that are non-strategic in nature.  The disposal group, historically part of Omnicare’s Pharmacy Services segment, primarily represents ancillary businesses which accompanied other more strategic assets obtained by Omnicare in connection with the Company’s institutional pharmacy acquisition program.  The results from continuing operations for all periods presented have been revised to reflect the results of the disposal group as discontinued operations, including certain expenses of the Company related to the divestiture.  The Company anticipates completing the divestiture in the near term.  All amounts disclosed herein relate to the Company’s continuing operations unless otherwise stated.  For the three and six months ended June 30, 2010 and 2009, the disposal group recorded an impairment charge of approximately $10,343 and $14,492 pretax ($8,484 and $12,065 after taxes, or $0.07 and $0.10 per diluted share), respectively, to reduce the carrying value of the disposal group to fair value.

(b)
In accordance with the authoritative guidance for income statement characterization of reimbursements received for “out-of-pocket” expenses incurred, Omnicare has recorded reimbursements received for “out-of-pocket” expenses on a grossed-up basis in the income statement as net sales and cost of sales.  The respective amounts are disclosed at the “Segment Reconciliations – CRO Services” section of the Financial Information.  This authoritative guidance relates solely to the Company’s contract research services business.

(c)
EPS (basic EPS; special items, net of taxes; adjusted basic EPS; diluted EPS; and adjusted diluted EPS) is reported independently for each amount presented.  Accordingly, the sum of the individual amounts may not necessarily equal the separately calculated amounts for the corresponding period.

(d)
The three months ended June 30 and March 31, 2010, and June 30, 2009 continuing operations include the following special items and accounting change impacts totaling $53,960, $22,579 and $45,813 pretax, respectively ($35,368, $14,200 and $32,789 aftertax, respectively).  The tax effect was calculated by multiplying the tax-deductible pretax amounts by the appropriate effective tax rate:

(i)
For the three months ended June 30, and March 31, 2010, and June 30, 2009, operating income includes restructuring and other related charges of $5,480, $7,039 and $5,883 before taxes ($3,446, $4,427 and $3,636 after taxes, or $0.03, $0.04 and $0.03 per diluted share), respectively.  This charge relates to the implementation of the “Omnicare Full Potential” Plan, a major initiative primarily designed to re-engineer the pharmacy operating model to increase efficiency and enhance customer growth, as well as other realignment and right-sizing across the entire organization, including the CRO business.

(ii)
The three months ended June 30 and March 31, 2010, and June 30, 2009 also include special litigation and other related charges of $29,361, $5,506 and $28,357 before taxes ($19,897, $3,463 and $22,000 after taxes, or $0.17, $0.03 and $0.19 per diluted share), respectively.  The $29,361 pretax charge for the three months ended June 30, 2010 includes estimated litigation-related settlements and professional expenses for resolution of certain regulatory matters with various states, as well as costs associated with the settlement of the investigation by the United States Attorney’s Office, District of Massachusetts, certain large customer disputes and purported class and derivative actions against the Company.  Additionally, Omnicare has made, and will continue to make, disclosures to the applicable governmental agencies of amounts, if any, determined to represent over-payments from the government reimbursement programs in which we participate and, where applicable, those amounts, as well as any amounts relating to certain inspections, audits, inquiries and investigations activity are included in the pretax special item reflected above.  The Company is in various stages of discussions with governmental/regulatory authorities responsible for enforcing the laws and regulations to which Omnicare is subject.  In light of discussions Omnicare is currently having regarding resolution of certain regulatory matters with various states, a provision of $24,186 pretax has been recorded in the second quarter of 2010 for the Company’s aggregate estimate for anticipated payments to resolve such matters.  The $5,506 pretax charge for the three months ended March 31, 2010 includes litigation-related professional expenses in connection with the settlement of the investigation by the United States Attorney’s Office, District of Massachusetts, certain large customer disputes and purported class and derivative actions against the Company.  The $28,357 pretax charge for the three months ended June 30, 2009 relates primarily to litigation-related settlements and professional expenses in connection with the investigation by the United States Attorney’s Office, District of Massachusetts, the Company’s lawsuit against United, certain other large customer disputes, purported class and derivative actions against the Company, the investigation by the federal government and certain states relating to drug substitutions, and the Company’s response to subpoenas it received relating to other legal proceedings to which the Company is not a party.

(iii)
For the three months ended June 30 and March 31, 2010, and June 30, 2009, operating income includes special charges of $687, $1,193 and $1,196 before taxes ($431, $751 and $740 after taxes, or $0.004, $0.01 and $0.01 per diluted share), respectively, for additional costs precipitated by the previously disclosed quality control, product recall and fire issues at one of the Company’s repackaging locations (“Repack Matters”).

(iv)
For the three months ended June 30, and March 31, 2010, and June 30, 2009, operating income included acquisition and other related (credits)/costs of $(164), $227 and $2,011 before taxes ($(102), $142 and $1,242 after taxes, or $(0.001), $0.001 and $0.01 per diluted share), respectively, related to the adoption of the accounting change for business combinations.  These amounts primarily relate to professional fees and acquisition related restructuring costs for 2010 and 2009 acquisitions, which were offset by a reduction of the Company’s original estimate of contingent consideration payable for certain acquisitions in the 2010 periods.

(v)
For the three months ended June 30, and March 31, 2010, and June 30, 2009, selling, general and administrative expenses included charges of $1,293, $1,283 and $1,439 before taxes ($813, $807 and $890 after taxes, or $0.01, $0.01 and $0.01 per diluted share), respectively, relating to the adoption of the accounting change for share-based payments, which primarily relates to non-cash stock option expense.  The authoritative guidance requires the Company to record compensation costs relating to share-based payment transactions, including stock options, in its consolidated financial statements, based on estimated fair values.

(vi)
For the three months ended June 30, and March 31, 2010, and June 30, 2009, the Company recorded amortization of discount on convertible notes of $7,473, $7,331 and $6,927 before taxes ($4,700, $4,610 and $4,281 after taxes, or $0.04, $0.04 and $0.04 per diluted share), respectively, resulting in a non-cash increase in pretax interest expense related to the accounting change for accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement).

(vii)
For the three months ended June 30, 2010, the Company recorded a special charge of $9,830 before taxes ($446 and $9,384 was recorded in the operating expense and interest expense sections of the income statement, respectively) ($6,183 after taxes, or $0.05 per diluted share) in connection with debt redemption costs related to the Company’s previously announced refinancing transactions, as further discussed in footnote (j) below.

(e)
The six months ended June 30, 2010 and 2009 continuing operations include the following special items and accounting change impacts totaling $76,539 and $105,768 pretax, respectively ($49,568 and $76,626 aftertax, respectively).  The tax effect was calculated by multiplying the tax-deductible pretax amounts by the appropriate effective tax rate:

(i)
For the six months ended June 30, 2010 and 2009, operating income includes restructuring and other related charges of $12,519 and $12,800 before taxes ($7,873 and $7,905 after taxes, or $0.07 and $0.07 per diluted share), respectively.  This charge relates to the implementation of the “Omnicare Full Potential” Plan.

(ii)
The six months ended June 30, 2010 and 2009 also include special litigation and other related charges of $34,867 and $70,022 before taxes ($23,360 and $54,549 after taxes, or $0.20 and $0.46 per diluted share), respectively.  The $34,867 pretax charge for the six months ended June 30, 2010 includes estimated litigation-related settlements and professional expenses for resolution of certain regulatory matters with various states, as well as costs associated with the settlement of the investigation by the United States Attorney’s Office, District of Massachusetts, certain large customer disputes and purported class and derivative actions against the Company.  Additionally, Omnicare has made, and will continue to make, disclosures to the applicable governmental agencies of amounts, if any, determined to represent over-payments from the government reimbursement programs in which we participate and, where applicable, those amounts, as well as any amounts relating to certain inspections, audits, inquiries and investigations activity are included in the pretax special item reflected above.  The Company is in various stages of discussions with governmental/regulatory authorities responsible for enforcing the laws and regulations to which Omnicare is subject.  In light of discussions Omnicare is currently having regarding resolution of certain regulatory matters with various states, a provision of $24,186 pretax has been recorded in the six months ended June 30, 2010 for the Company’s aggregate estimate for anticipated payments to resolve such matters.  The $70,022 pretax charge for the six months ended June 30, 2009 relates primarily to litigation-related settlements and professional expenses in connection with the investigation by the United States Attorney’s Office, District of Massachusetts, the Company’s lawsuit against United, certain other large customer disputes, purported class and derivative actions against the Company, the investigation by the federal government and certain states relating to drug substitutions, and the Company’s response to subpoenas it received relating to other legal proceedings to which the Company is not a party.

(iii)
For the six months ended June 30, 2010 and 2009, operating income includes a special charge of $1,880 and $3,189 before taxes ($1,182 and $1,970 after taxes, or $0.01 and $0.02 per diluted share) for additional costs precipitated by the previously disclosed Repack Matters.

(iv)
For the six months ended June 30, 2010 and 2009, operating income includes acquisition and other related costs of $63 and $2,850 before taxes ($40 and $1,760 after taxes, or $0.00 and $0.01 per diluted share), respectively, related to the adoption of the accounting change for business combinations.  These amounts primarily relate to professional fees and acquisition related restructuring costs for 2010 and 2009 acquisitions, partially offset by a reduction in the 2010 period of the Company’s original estimate of contingent consideration payable for certain acquisitions.

(v)
For the six months ended June 30, 2010 and 2009, selling, general and administrative expenses included charges of $2,576 and $3,183 before taxes ($1,620 and $1,966 after taxes, or $0.01 and $0.02 per diluted share), respectively, relating to the adoption of the accounting change for share-based payments, which primarily relates to non-cash stock option expense.  The authoritative guidance requires the Company to record compensation costs relating to share-based payment transactions, including stock options, in its consolidated financial statements, based on estimated fair values.

(vi)
For the six months ended June 30, 2010 and 2009, the Company recorded amortization of discount on convertible notes of $14,804 and $13,724 before taxes ($9,310 and $8,476 after taxes, or $0.08 and $0.07 per diluted share), respectively, resulting in a non-cash increase in pretax interest expense related to the accounting change for accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement).

(vii)
For the six months ended June 30, 2010, the Company recorded a special charge of $9,830 before taxes ($446 and $9,384 was recorded in the operating expense and interest expense sections of the income statement, respectively) ($6,183 after taxes, or $0.05 per diluted share) in connection with debt redemption costs related to the Company’s previously announced refinancing transactions, as further discussed in footnote (j) below.

(f)
Omnicare believes that investors' understanding of Omnicare's performance is enhanced by the Company's disclosure of certain non-GAAP financial measures as presented in this financial information.  Omnicare management believes that the adjusted non-GAAP financial results information is useful to investors by providing added insight into the Company's performance through focusing on the results generated by the Company's ongoing core operations and by excluding certain non-cash charges, which are also the primary purposes for which Omnicare management uses the adjusted non-GAAP financial results.  Omnicare's method of calculating these measures may differ from those used by other companies and, therefore, comparability may be limited.

(g)
The noted presentation excludes amounts that Omnicare is required to record in its income statement pursuant to the authoritative guidance for income statement characterization of reimbursements received for “out-of-pocket” expenses incurred, as previously discussed in footnote (b) above.

(h)
The noted presentation for the three months ended June 30, and March 31, 2010, and three and six months ended June 30, 2009 excludes the special items and accounting change impacts discussed in footnotes (d) and (e) above.  Management believes these items are not related to Omnicare’s ordinary course of business and/or are non-cash in nature, as previously discussed in footnote (f) above.

(i)
EBITDA represents earnings before interest expense (net of investment income), income taxes, depreciation and amortization.  Omnicare uses EBITDA primarily as an indicator of the Company’s ability to service its debt, and believes that certain investors find EBITDA to be a useful financial measure for the same purpose.  However, EBITDA does not represent net cash flows from operating activities, as defined by U.S. GAAP, and should not be considered as a substitute for operating cash flows as a measure of liquidity.  Omnicare’s calculation of EBITDA may differ from the calculation of EBITDA by others.

(j)
During the second quarter of 2010, the Company completed its offering of $400 million aggregate principal amount of 7.75% senior subordinated notes due 2020 (the “7.75% Senior Notes”).  A portion of the net proceeds from the issuance of the 7.75% Senior Notes were used to purchase approximately $217 million of the Company’s 6.75% Senior Subordinated Notes due 2013 pursuant to a tender offer and consent solicitation.  The redemption was completed on July 1, 2010.  Also, a portion of the proceeds were used to fund the previously announced common stock repurchase program discussed in further detail at footnote (k) below.

(k)
On May 3, 2010, Omnicare announced that in conjunction with its second quarter 2010 refinancing (as described in footnote (j) above), the Company’s Board of Directors authorized a new two-year program to repurchase, from time to time, shares of Omnicare's outstanding common stock having an aggregate value of up to $200 million, depending on market conditions and other factors.  In the three and six months ended June 30, 2010, the Company repurchased approximately 2.0 million shares at an aggregate cost of approximately $49 million.  Accordingly, the Company had approximately $151 million of share repurchase authority remaining as of June 30, 2010.  On June 30, 2010, Omnicare had approximately 118.2 million shares of common stock outstanding.

(l)
Free cash flow represents net cash flows from operating activities less capital expenditures and dividends paid by the Company.  Omnicare believes that certain investors find free cash flow to be a helpful measure of cash generated from current operations, net of cash used for its ongoing capital expenditures and dividend payment requirements.  Omnicare's calculation of free cash flow may differ from the calculation of free cash flow by others.

(m)
The noted amount is deducted for purposes of deriving EBITDA and adjusted EBITDA to avoid double-counting.  Specifically, this amount is not included in operating income, but is included in the depreciation and amortization (“D&A”) expense amount being added back.  Accordingly, this amount must be eliminated from the D&A expense amount to properly compute EBITDA and adjusted EBITDA.

(n)
The noted amount is deducted for purposes of deriving adjusted EBITDA to avoid double-counting.  Specifically, this amount has been treated as a special item, and is also included in the D&A expense amount being added back.  Accordingly, this amount has already been excluded from adjusted operating income and must be eliminated from the D&A expense amount to properly compute adjusted EBITDA.